Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Dino Robusto to Retire from Chubb on November 30, 2015

WARREN, New Jersey, November 16, 2015 — The Chubb Corporation [NYSE: CB] today announced that Dino E. Robusto, Executive Vice President of Chubb and President of Commercial and Specialty Lines, will retire from Chubb effective on November 30, 2015. Robusto has accepted the position of Chairman and Chief Executive Officer of CNA Financial Corporation and will assume that position on or about December 1, 2016 in compliance with his compensation agreements with Chubb.

Robusto has been with Chubb for 29 years, beginning in 1986 as a commercial lines underwriter, and has held increasingly responsible positions in the field and the home office. He was elected to his current position in January 2014 after serving as President of Personal Lines and Claims from 2011 through 2013.

Robusto’s duties at Chubb will be assumed by Paul J. Krump, currently Executive Vice President of Chubb and President of Personal Lines and Claims, until completion of the proposed merger with ACE Limited, which is expected to take place in the first quarter of 2016.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high-net-worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange [NYSE: CB] and, together with its subsidiaries, employs approximately 10,300 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

For further information contact:

Investors:	Investor Relations (908) 903-2365

Media:	Mark E. Greenberg (908) 903-2682